NYSE Alternext US LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

November 20, 2008

NYSE Alternext US LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

PLC Systems, Inc.

Common Stock, No Par Value

Commission File Number – 001-11388

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to Section 1003(a)(ii) of the NYSE Alternext US LLC Company Guide (the “Company Guide”) which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in three out of its four most recent fiscal years.

2.

The Common Stock (the “Common Stock”) of PLC Systems, Inc. (the “Company” or “PLC”) does not qualify for continued listing for the following reasons:

(a)  The Company has incurred income/(loss) from continuing operations and net income/(loss) as follows:

Years ended December 31,

Income/(Loss) from Continuing Operations    Net Income/(Loss)

2007

($2,807,000)

($2,367,000)

2006

$908,000

$1,319,000

2005

($1,516,000)

($1,268,000)

2004

($955,000)

($833,000)

(b)  At June 30, 2008, the Company reported stockholders’ equity of $3,617,000.

(c)  At September 30, 2008, the Company reported stockholders’ equity of $3,378,000.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On September 17, 2008, the Company was notified by the Exchange that following a review of its quarterly report on Form 10-Q for the period ended June 30, 2008, PLC was not in compliance with Section 1003(a)(ii) of the Company Guide.  The Company was offered the opportunity to submit a plan of compliance to the Exchange by October 17, 2008 detailing actions which it had taken, or intended to take, to regain compliance with the Exchange’s continued listing standards within a maximum of 18 months (the “Plan”).

(b)

On October 29, 2008, the Exchange notified PLC of its intention to initiate delisting proceedings against the Company.  In this regard, the Company failed to submit a Plan within the requisite timeframe, nor was there any information publicly available indicating that the Company had regained compliance with Section 1003(a)(ii) of the Company Guide.  The Company was also informed of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Corporate Compliance Panel within seven days of the Staff Determination, or by November 5, 2008.

(c)

The Company did not appeal the Staff Determination within the requisite time period or thereafter and was not otherwise in compliance with the Exchange’s continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Mark R. Tauscher, President and Chief Executive Officer of PLC Systems, Inc.

/s/

Janice O’Neill

Senior Vice President – Corporate Compliance
NYSE Regulation, Inc.